Exhibit 5

November 6, 2012

L-3 Communications Corporation

600 Third Avenue

New York, New York 10016

Ladies and Gentlemen:

We have acted as counsel to L-3 Communications Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company on November 6, 2012 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of $30,000,000 in aggregate principal amount of deferred compensation obligations (the “Obligations”) to be issued in connection with the L-3 Communications Corporation Deferred Compensation Plan II (the “Plan”).

We have examined the Registration Statement and the Plan, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. For the purpose of this opinion, we have assumed that the Plan has been operated since its adoption as a “top-hat” plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is a plan that is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

(1) The documentary provisions of the Plan comply with the requirements of ERISA applicable to “top-hat” plans.

(2) When the Board of Directors of the Company has taken all necessary corporate action to authorize and approve the issuance of the Obligations and upon issuance of such Obligations in accordance with the terms of the Plan, the Obligations will be validly issued and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

We do not express any opinion herein (i) concerning any law other than the Delaware General Corporation Law, (ii) as to whether the Plan has been operated by the Company in accordance with the rules and/or reporting requirements applicable to a “top hat” plan under ERISA, or (iii) as to whether the employees that the Company has deemed eligible to participate in the Plan would constitute a select group of management or highly compensated employees.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP